UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2024

StepStone Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39510	84-3868757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue, 45th Floor

New York, NY 10172

(Address of Principal Executive Offices)

(212) 351-6100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	STEP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2024, StepStone Group LP (the “Partnership”), the operating subsidiary of StepStone Group Inc., issued $175,000,000 aggregate principal amount of its 5.52% Series A senior notes due October 22, 2029 (the “Notes”), pursuant to a note purchase agreement, dated as of October 22, 2024 (the “Note Purchase Agreement”), by the Partnership and accepted and agreed to by the purchasers party thereto in a private placement exempt from registration under the Securities Act.

Interest on the Notes will be payable semi-annually in arrears on April 22 and October 22 of each year, commencing on April 22, 2025. Interest on the Notes will accrue from and including October 22, 2024. The Notes will mature on October 22, 2029.

The Partnership intends to use the net proceeds from the issue and sale of the Notes for general corporate purposes, including to make investments, repay existing debt and make distributions.

The Partnership may, at its option, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding at a redemption price equal to 100% of the principal amount thereof plus any applicable “make-whole amount” and accrued and unpaid interest to the redemption date, provided that, so long as no default or event of default shall have occurred and be continuing, no make-whole amount shall be due if the Notes are paid on or after April 22, 2029. Upon the occurrence of a change of control, the Partnership will be obligated to make an offer to holders to repurchase the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date and without any “make-whole amount” or other premium.

The Note Purchase Agreement contains certain covenants, including (a) a covenant requiring the Partnership to not permit the Total Net Leverage Ratio (as defined in the Note Purchase Agreement) to be greater than 3.5 to 1.0 as of the last day of any four fiscal quarter period of the Partnership, (b) a covenant requiring the Partnership to not permit Fee Paying Assets Under Management (as defined in the Note Purchase Agreement) as of the end of any fiscal quarter of the Partnership to be less than the sum of (a) $65,231,400,000 and (b) the amount equal to 65% of the aggregate amount of (I) Fee Paying Assets Under Management acquired pursuant to any acquisitions or other investments not constituting organic growth minus (II) Fee Paying Assets Under Management acquired pursuant to immediately preceding clause (I) that are disposed of in a secondary transaction, in each case of immediately preceding clauses (I) and (II), consummated after the date of the Note Purchase Agreement and on or prior to the last day of such fiscal quarter, (c) a covenant requiring the Partnership and its Material Subsidiaries (as defined in the Note Purchase Agreement) to cause at least 80% of all Management Fees (as defined in the Note Purchase Agreement) payable to the Partnership and such Material Subsidiaries in the aggregate to be received directly by the Partnership and such Material Subsidiaries without any material deferral, waiver or reduction, (d) a covenant requiring the Partnership and such Material Subsidiaries to not incur certain secured indebtedness for borrowed money (or, solely in the case of such Material Subsidiaries which are not guarantors of the Notes, certain indebtedness for borrowed money) if the aggregate outstanding amount of all such debt would exceed the sum of $300,000,000 plus 5% of Consolidated Total Assets (as defined in the Note Purchase Agreement) and (e) other customary covenants.

The Note Purchase Agreement also provides for customary events of default, which, if any occur and is continuing, could permit or require the entire unpaid principal amount of any or all Notes, plus all accrued and unpaid interest thereon and any applicable “make-whole amount” to become or to be declared due and payable immediately.

The foregoing description of the Note Purchase Agreement and the Notes does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Notes, the form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of 5.52% Series A Senior Note due October 22, 2029 (included in Exhibit 10.1).

10.1*	Note Purchase Agreement, dated October 22, 2024, by StepStone Group LP and acknowledged and agreed to by the purchasers party thereto.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Confidential information in this exhibit has been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2024	StepStone Group Inc.

	By:	/s/ David Park
David Park
Chief Financial Officer